Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Home Inns and Hotels Management (Hong Kong) Limited, a Hong Kong incorporated company (the “Employer”), and May Yihong Wu (the “Employee”), effective as of March 1 2006 (“Effective Date”).

RECITALS

A. Employer desires to employ Employee on the terms and conditions set forth herein; and

B. Employee desires to be employed by Employer in such capacity on such terms and conditions.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1 Employment. Employer agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein commencing on March 1, 2006 (the “Commencement Date”).

2 Duties.

a. Employee shall initially have the title of Senior Vice President of Finance and be appointed as Chief Financial Officer [6] months from the starting date of employment. Employee shall concentrate on her duties; and such other responsibilities, consistent with Employee’s position, as may reasonably be assigned to her from time to time by Employer while being employed.

b. Employee shall at all times comply, to the best of Employee’s knowledge, with (i) all material applicable laws, rules and regulations that are related to Employee’s responsibilities assumed hereunder, and (ii) all material written corporate and business policies and procedures of Employer whether generally applicable to all of Employer’s employees or made specifically applicable to Employee as advised in advance by Employer to Employee in writing but only to the extent such policies and procedures are not inconsistent with the other provisions of this Agreement.

c. Employee shall not, without the prior written approval of Employer, receive compensation or any direct or indirect financial benefit for services rendered while being employed to any Person other than the Employer. As used herein, the term “Person” shall include all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

3 Location. Employee’s office shall be located at Employer’s offices in Shanghai, provided that Employee is expected to travel to the extent reasonably necessary.

4 Compensation. As compensation for Employee’s services, Employee shall be paid the following compensation, subject to Section 6 below:

a. Employee shall be paid a base salary (“Base Salary”) of USD 92,750 per calendar year (payable in accordance with Employer’s payroll policies, but in no event less frequently than once every month).

b. In addition to the Base Salary, Employee will be eligible to receive discretionary bonuses from time to time as determined by Employer at its discretion.

c. Employee shall be granted 300,000 options with strike price of US$1.53 per share as part of Employee Stock Option Program (“ESOP”)

d. Employee shall be reimbursed for all reasonable expenses for travel, lodging, entertainment, and other business expenses in connection with Employer’s business to the extent such expenses are consistent with Employer’s internal reimbursement guidelines.

e. Employee shall be afforded health insurance-and retirement benefits in accordance with the prevailing market practice in Shanghai and the applicable laws and regulations.

f. Employee shall be entitled to up to 20 days of vacation days in any given calendar year provided that Employee remains a full time employee during such period of time. If Employee’s employment falls short of twelve months in any given calendar year, Employee’s entitlement to 20 days of vacation days shall be reduced on a pro rata basis.

5 Termination. Notwithstanding Section 1 above, Employee’s employment with Employer shall be terminable at any time (“Early Termination”) as follows:

a. by Employer, subject only to such notification requirements as are required by this Section 5a:

(i)	upon Employee’s incapacitation by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder for a period of at least 180 days during any 12-month period;

(ii)	for “Cause,” which for purposes of this Agreement shall mean Employee has (A) engaged in gross negligence or willful misconduct in the performance of the duties required of him hereunder, (B) materially failed or refused to perform his duties, (C) willfully engaged in conduct that he knows or, based on facts known to him, should know is materially injurious to Employer or any of its affiliates, (D) materially breached any material provision of this Agreement, (E) been convicted of, or entered a plea bargain or settlement admitting guilt for, any felony under the applicable laws (other than a traffic violation); or (F) been the subject of any order, judicial or administrative, obtained or issued by the relevant securities regulators for any securities violation including, for example, any such order consented to by Employee in which findings of facts or any legal conclusions establishing liability are admitted; or

(iii)	for any other reason whatsoever, upon 90 days written notice to Employee; and

b. by Employee, subject only to such notification requirements as are required by this Section 5b:

(i)	for “Good Reason,” which for purposes of this Agreement shall mean (A) a material breach of this Agreement by Employer, or (B) a significant, sustained reduction in or adverse modification of the nature and scope of Employee’s authority, duties and privileges while being employed (whether or not accompanied by a change in title), but in each case only if such Good Reason has not been corrected or cured by Employer within 30 days after Employer has received written notice from Employee of Employee’s intent to terminate Employee’s employment for Good Reason and specifying in detail the basis for such termination; or

(ii)	for any other reason whatsoever, upon 90 days written notice to Employer.

6 Effect of Early Termination. Upon the Early Termination of Employee’s employment, Employee shall be entitled to the following compensation:

a. In the event (i) Employee terminates his employment pursuant to Section 5b(i) and Employer could not have terminated Employee’s employment for Cause pursuant to Section 5a(ii), or (ii) Employee is terminated pursuant to Section 5a(i) or 5a(iii), Employee shall be entitled to a severance pay equal to 3 months salary calculated based on the Base Salary–In the case of an Early Termination for any reason other than a termination pursuant to Section 5b(i) or 5a(iii), Employer shall pay to Employee within 30 days after the effective date of the Early Termination (to the extent not previously paid), the Base Salary compensation at the rate then in effect under Section 4a above, but only to the extent such compensation has accrued through the effective date of such Early Termination.

7 Indemnification. Employer will indemnify, defend and hold Employee harmless for all losses, costs, expenses or liabilities based upon or related to acts, decisions or omissions made by Employee in good faith while performing services within the scope of his employment for Employer. Employer’s obligation under this Section 8 shall survive any termination of the Employee’s employment.

8 Complete Agreement. Except as provided below, this Agreement contains the complete agreement and understanding concerning the employment arrangement between the parties and shall supersede all other agreements, understandings or commitments between the parties as to such subject matter. The parties stipulate that neither of them has made any representations concerning the subject matter hereof except such representations as are specifically set forth herein.

9 Governing Law. The validity of this Agreement and any of the terms or provisions as well as the rights and duties of the parties hereunder shall be governed by the laws of Hong Kong Special Administrative Region of PRC, without reference to any conflict of law or choice of law principles thereof.

10 Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.

11 Arbitration.

a. Except as provided in Section 12b, any dispute, claim or controversy arising in connection with this Agreement shall be settled by arbitration in [Hong Kong] in accordance with [Hong Kong International Arbitration Institute] (except as modified herein). Arbitration shall be the sole method of resolving disputes not settled by mutual agreement. The determination of the arbitrators shall be final, not subject to appeal, and binding on all parties and may be enforced by appropriate judicial order of any court of competent jurisdiction.

b. Notwithstanding the foregoing, in the event of any claim or controversy arising in connection with this Agreement for which the remedy is equitable or injunctive relief, the aggrieved party shall be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EMPLOYER:	By:	/s/
Neil Nanpeng Shen

EMPLOYEE:	By:	/s/
May Y. Wu

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